Exhibit 99.1

SunHydrogen Releases Shareholder Update on Progress Toward Commercializing its Green Hydrogen Technology

CORALVILLE, IA , Aug. 29, 2023 (GLOBE NEWSWIRE) --   SunHydrogen, Inc. (OTC: HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today provided an update to its shareholders from its Chief Executive Officer, Tim Young, as follows.

Dear Fellow Shareholders,

As we look back at the last fiscal year, I’d like to take a moment to highlight SunHydrogen’s recent accomplishments and steadfast dedication to our goal of producing low-cost, truly green hydrogen.

As the threat of climate change commands the attention of governments and industry leaders globally, SunHydrogen is committed to helping the world move one step closer to an emission-free future.

I am pleased to share an update on the business development strategies that SunHydrogen is deploying to enhance shareholder value and contribute to the ever-growing opportunities within the hydrogen market.

Earlier this year, SunHydrogen unveiled the largest version to-date of our technology, the world’s first-ever nanoparticle-based green hydrogen generator.

This prototype is currently the only self-contained nanoparticle-based hydrogen generation device of its kind that splits water molecules into high-purity green hydrogen and oxygen using the sun’s energy.

Just like a solar panel is comprised of multiple cells that generate electricity, our hydrogen panel encases multiple hydrogen generators immersed in water. Each hydrogen generator contains billions of electroplated nanoparticles, autonomously splitting water into hydrogen and oxygen.

Our technology has the potential to be one of – if not the most – economical green hydrogen solutions: Unlike traditional water electrolysis for hydrogen, our process requires no external power other than sunlight and uses efficient and low-cost materials.

At lab scale, our team has consistently reached commercializable photovoltages and photocurrent densities using our nanoparticle units. Our next milestone is translating this lab-scale success to larger scales, and we plan to achieve this milestone by utilizing the best commercial partners and experts in the field.

Accordingly, we recently entered into a Memorandum of Understanding (MOU) with COTEC to reproduce our existing lab-scale achievements utilizing industrial electroplating processes.

We expect our initial exploration phase with COTEC to be completed by December 31, 2023. Following this phase, our next step is to produce 1m² hydrogen panels to be utilized in multiple pilot projects showcasing the world’s first-ever nanoparticle-based green hydrogen production at commercial scale.

Located in Changwon, South Korea, COTEC is a leader in industrial electroplating and electrochemical processes and is well-positioned to collaborate with us in this critical aspect of our scale-up process. COTEC possesses extensive plating expertise across the aerospace, automotive, defense and nuclear industries, and has worked with high-level clients such as Boeing, Hanwha, Airbus and more.

We are also very excited that our technology has been recognized by the Federal Government of Germany’s 7th Energy Research Program with approximately $3.1 million in funding for Project NanoPEC, an initiative that will bring SunHydrogen together with six partners in Germany.

Per the grant’s criteria, Project NanoPEC’s operations will be carried out in Germany. In addition to Fraunhofer and Schmid, the full list of project partners includes WAVELABS Solar Metrology Systems GmbH, ECH Elektrochemie Halle GmbH, Zahner-Elektrik and Helmholtz-Zentrum Berlin. We believe working with some of the most innovative leaders in German industry and science can accelerate our progress toward commercialization.

Also in the fiscal year, SunHydrogen made a significant investment in Norway-based TECO 2030, the developer of zero-emission technology for the heavy industry and maritime sectors. Since our November 2022 investment, our capital structure has received direct benefits from TECO 2030’s valuation and its developmental progress. We believe their joint venture with AVL, a global enterprise with over 11,000 employees and a portfolio of novel patents, brings synergistic value to SunHydrogen.

Every day in the US, hundreds of thousands of carbon-emitting diesel trucks travel through routes with abundant land and sun. We believe TECO 2030 is well-positioned to convert these trucks into zero-emission, hydrogen fuel cell-powered trucks, and SunHydrogen is well-positioned to produce green hydrogen along these same trucking routes, eliminating the need to transport hydrogen fuel over long distances, lowering the high costs and hydrogen losses that happen in long-distance transport.

I invite you to read up on the many news releases issued by TECO 2030 since the start of 2023, as well as the global presence of AVL. Additional financial and historical information about TECO 2030 can be found by viewing the following analysis by  New York investment bank ThinkEquity.

Our desire to strategically align with partners such as TECO 2030 and AVL is driven by an astute understanding of the challenges facing all businesses pioneering clean energy.

Amid a time of widespread financial sector volatility with many innovators in the renewable space struggling for capital, we are fortunate to have the resources to both fully support the development of our own technology and further our goal of maximizing our impact in the hydrogen industry through strategic investment.

As we move forward, the SunHydrogen team is committed to pursuing the most efficient path forward to scale our technology and accelerate our goal of bringing renewable green hydrogen to the world.

Our senior leadership and board members invite you to ensure that you are on our email list for news distribution by subscribing at www.sunhydrogen.com, and to pay close attention to future developments.

Thank you very much for your continued support.

Sincerely,

Timothy Young, CEO

About SunHydrogen, Inc.

SunHydrogen is developing breakthrough technologies to make, store and use green hydrogen in a market that Goldman Sachs estimates to be worth $12 trillion by 2050. Our patented SunHydrogen Panel technology, currently in development, uses sunlight and any source of water to produce low-cost green hydrogen. Similar to solar panels that produce electricity, our SunHydrogen Panels will produce green hydrogen. Our vision is to become a major technology supplier in the new hydrogen economy. By developing, acquiring and partnering with other critical technologies, we intend to enable a future of emission-free vehicles, ships, data centers, aircrafts and more. To learn more about SunHydrogen, please visit our website at www.SunHydrogen.com.

Safe Harbor Statement

Matters discussed in this press release may contain forward-looking statements. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Forward-looking statements contained herein are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements, except as may be required under applicable law.

Press Contact

info@sunhydrogen.com

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